PURCHASE AGREEMENT

This purchase AGREEMENT entered into as of September 30, 2005 by and between CASINO PLAYERS INC., a Nevada Corporation (the "Buyer"), and (the "Selling Shareholder") INVICTA GROUP INC. (collectively the "Corporation"),

WHEREAS, the Selling Shareholder, among other things, own a Casino Rep Company Company, owns a certain domain name, a database of clients, a website and generated revenues of $50,000 in 2004.

 WHEREAS, the Selling Shareholder desires to sell and the Buyer desires to purchase the assets of the Corporation, upon the terms and conditions hereinafter set forth;

WHEREAS, Invicta Group Inc. is the sole shareholder of the Corporation.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


1. Definitions.

"Acquired Assets": means all of the right, title, and interest that the Corporation possess in those assets identified as Domain address www.casinoratedplayers.com and a database of 7,500 past travelers and a website.

"Buyer": means Casino Players Inc., as set forth in the preface above.

"Closing": means the day the Selling Shareholder and Buyer agree to transfer assets of respective company.

"Liabilities": means all debt of the Corporation owed to suppliers, customers, employees and inter company

"Selling Shareholder":  means Invicta Group Inc.

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 "Website": means Internet site promoting business of Casino Rated Players


2.	 Acquisition of Assets.  On the Closing Date, Buyer will acquire all of the assets of the Corporation (the" Acquisition") on the terms and conditions set forth in this Agreement.

3. Consideration.

The purchase price for the assets of the Corporation will be the issuance of 4 Million shares of Casino Players Inc.

4. The Closing.

(a) The Closing shall take place at the offices of Seller no later than September 30, 2005, unless the parties agree in writing to extend the closing date to another place or time.

(b) The following will be delivered by Selling Shareholder and the Corporation at Closing:

*	All corporate records and minute books of the Corporations
*	All financial and corporate books and records of the Corporations, including bank account information.
*	Database of Travelers
*	Website codes

 (c) The following will be delivered by Buyer at Closing:

*	Original Certificate for the 4 Million Shares duly issued to Invicta
Group Inc.
*

5.	Representation and Warranties of Selling Shareholders.

Selling Shareholders represent and warrant to Buyer as follows:


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5.1 Corporate Compliance; Authorization

a.	Compliance. The Corporation is duly and validly in existence and are in good standing in. To the best knowledge of the Selling Shareholder, the Corporation is not in violation, breach, or default of any term of its Certificate of Incorporation or By-laws, or of any material term or provision of any contract, agreement, judgment, decree, order, statute, rule or regulation applicable to or binding upon the Corporation, the breach or default of which would have a material adverse affect on either of the Corporation's business or financial condition.

b.	Authorization.  The Selling Shareholder is the sole shareholder of the
Corporation and have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement, and all corporate action on the part of the Corporation, their officers and directors, necessary for the sale and transfer of the asset has been taken.

5.2 Absence of Litigation. In good faith and to the best of the knowledge of Selling Shareholder, after due inquiry and investigation, there are no (a) actions proceedings, arbitrations or investigations pending or any threat thereof, or verdicts or judgments entered against the Corporation before any court or before any administrative agency or officer which might result in any material adverse change in the business, properties or condition, financial or otherwise, of the Corporation or (b) violations by the Corporation of any foreign, federal, state or local laws, regulations or order, including but not limited to laws pending to workplace safety and environmental clean-up, the violation of which would have a material adverse effect on the business of the Corporation.

5.3 Tax Returns and Payments. In good faith and to the best knowledge of Selling Shareholder, the Corporation is not in violation of the filing requirements for all federal and state income tax returns that are required to be filed by the Corporation.

 5.4 Material Change.  Since September 15, 2005, there has not occurred:


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Any material adverse change in the assets, prospects, condition (financial or otherwise), or operating results of Corporation.

5.5 Title to Assets. The Corporation owns, free and clear of encumbrances of assets.

6.0 Buyer Representation. The Selling Shareholder has a reasonable basis to believe that representations and warranties of Buyer set forth in this Agreement are true and accurate.

(a)Limitations on Resale or Transfer. Selling Shareholder understands and acknowledges that their ability to sell any of the shares of Stock may be limited by the lack of a ready market in which to sell the Stock, and that the certificates issued will be restricted.

b) Access to Data. The Selling Shareholder has had an opportunity to discuss the Buyer's business, management and financial affairs with its management and to obtain any additional information necessary or appropriate for deciding whether or not to accept the Stock.

7. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Shareholder as follows: that the statements contained in this Agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. .

	8.0 Organization of the Buyer. The Buyer is a corporation duly organized and incorporated under the laws of the state of Nevada, validly existing, and in good standing under the laws of the jurisdiction of its incorporation,

	9.0	Authorization of Transaction.  The Buyer has full power and
authority (including full corporate power and authority) to execute and deliver this Agreement, and the other agreements, documents and instruments contemplated hereby, and to perform their respective obligations hereunder and hereunder. This agreement constitutes the valid and legally binding obligations of the Buyer, as the case may be, enforceable in accordance with their terms and conditions.

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	10. Capitalization of Buyer.  As of the 9/15/05 the authorized capital stock of Buyer consists of 200 million common shares, of which 25.3 Million common shares are validly issued and outstanding to 11 shareholders; all are fully paid and nonassessable. The Buyers stock to be delivered as part of this purchase price will be validly issued, fully paid and nonassessable; and the Buyer has the power and authority to issue the same.
The total shares issued after the closing of this transaction will be 29.3 Million and leaving 170,700,000 in Casino Players Inc treasury.

	11.0 Authorization of the Sale The officers of Buyer who sign this agreement have the requisite capacity, power, and authority to do so. The signing and delivery of this Agreement and all related documents, by Buyer through its officers, and the performance of this agreement (i) does not violate any contract to which Buyer is a party; or (ii) violate any provisions of Buyer's Articles of Association, or any of Buyer's other governing documents or corporate documents.

	12.0 Binding Nature and Enforceability of Agreement Assuming that this Agreement is binding upon and enforceable against all other parties, this Agreement, the stock of Buyer, and all other documents that are signed by Buyer and delivered at the Closing, are legally binding upon, and enforceable against Buyer.

13.0 Liabilities of the Corporation on the Closing Date the Liabilities of the Corporation shall remain liabilities of and Selling Shareholder and Buyer shall have no obligation, liability, or responsibility for the payment thereof.

14.0 Miscellaneous.

A	Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

B	No Third-Party Beneficiaries. The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it are not the intention of the parties to confer third-party beneficiary rights upon any other person.

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C 	Survival of Agreements, Representations, etc. All warranties, representations, agreements and covenants made by a party herein or in any certificate or other instrument required to be delivered by or on behalf of a party in connection with this Agreement, shall be considered to have been relied upon by the other party and shall survive the Closing under this Agreement regardless of any investigation made by any party or information about any breach known to any party prior to the Closing; shall continue in full force and effect; and shall provide a basis for the remedies provided for herein or otherwise available to the non-breaching party.

D	Entire Agreement.  This Agreement and the exhibits attached hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Seller and Buyer with regard to the subjects hereof and thereof.

E	Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties.

F	Notice.  Any notice, payment, report or other communication required or permitted to be given by one to any other party by this Agreement shall be in writing and either (i) served personally on the other party or parties; (ii) sent by express, registered or certified first class mail, postage prepaid, addressed to the other party or parties at its or their address or addresses as indicated next to their signatures below, or to such other address as any addressee shall have therefore furnished to the other parties by like notice;
(iii) delivered by commercial courier to the other party or parties; or (iv) sent by facsimile with the original sent by U.S. Mail. Such notice shall be deemed received on the second day after transmittal if sent by one (1) day courier together with a transmission of such notice by facsimile if the recipient has the capability to receive a facsimile.


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G	Statutory References. A reference in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular Agreement provision is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

H	Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may shall be brought against any of the parties only in the courts of the State of Florida, County of Broward, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of Florida, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection to venue made therein.

i	Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida or in any Florida state court, this being in addition to any other remedy to which they are entitled at law or in equity.

In addition, each of the parties hereto (a) consents to the personal jurisdiction of any federal court located in the State of Florida or of any Florida state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Florida.

j	Recovery of Fees by Prevailing Party. In the event of a lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party shall pay the other party reasonable attorneys' fees and other costs and expenses including expert witness fees in such amount as the court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys' fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party.

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The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

k	Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

l	Confidentiality; Publicity. The Seller and Buyer acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing except to consultants, attorneys and advisors, or as required by law. The Seller and Buyer shall not make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law, such requirement to substantiated by a written opinion of counsel.

m	Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representatives drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties acknowledge that competent counsel that each has chosen to represent such party and each party has had a full opportunity to comment upon and negotiate the terms of this Agreement advised them.
The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent as a result of arm's length bargaining.

n	Finder's Fee and Broker's Fees.  The Sellers and Buyer hereto represent and warrant that they have not retained a finder or broker in connection with the transactions by this Agreement, and hereby agrees to indemnify and to hold the other harmless from any liability for any finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which such indemnifying person, or any of its employees or representatives, are responsible.

o	Titles and Subtitles.   The titles of the Sections and subsections of
this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

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p	Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

q	Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.









IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day September 2005.


"SELLER"

Invicta Group Inc.

_____________________________
David Scott
COO


"BUYER"

CASINO PLAYERS INC

_____________________________
William Forhan
CEO

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